Exhibit 99.1

CTC MEDIA FILES LAWSUITS AGAINST
BOARD MEMBER

Moscow, Russia — November 9, 2009 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that it has become aware that its former President and Chief Executive Officer and a current non-executive member of its Board of Directors — Alexander E. Rodnyansky - has been involved in the business of one of the Company’s competitors in Russia and has acted against the best interests of CTC Media. These activities are in breach of Mr. Rodnyansky’s contractual obligations to the Company and his fiduciary duties as a Director of the Company. CTC Media has therefore today filed civil complaints in the Supreme Court of the State of New York for the County of New York and the Delaware Chancery Court against Mr. Rodnyansky, in order to protect the interests of the Company and its stockholders.

In addition, the Company’s principal shareholders - Alfa CTC Holdings Limited (“Alfa”) and MTG Russia AB (“MTG”) — have today issued written notice to Mr. Rodnyansky that they no longer support his remaining as a member of the Company’s Board of Directors. Pursuant to Mr. Rodnyansky’s agreement with the Company, Mr. Rodnyansky’s irrevocable resignation from the Board of Directors will become effective 90 days after the receipt of such notice, which will be on February 7, 2010. Mr. Rodnyansky was appointed to the CTC Media Board of Directors in November 2008.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV, Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

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For further information, please contact:

Investor Relations

Ekaterina Ostrova

Tel: + 7 495 783 3650

Ekaterina Tsukanova

Tel: +7 495 785 6333, ext. 5437

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru